(BW)(NJ-PALATIN-TECHNOLOGIES)(PTN) Palatin Technologies, Inc. to Hold Teleconference and Webcast Providing Company Products and Programs Update

PRINCETON, N.J.--(BW HealthWire)--June 1, 2001--Palatin Technologies, Inc. (AMEX: PTN) today announced plans to hold a teleconference on Tuesday, June 5th, at 10:00 am EDT. Management will discuss the current status of the company, its products and programs.

To listen to the teleconference over the Internet, access:
http://webcast.themeetingson.com/webcast.jsp?reservation=19036077
or
through the link at www.palatin.com

To listen to the live call, please go to the Web at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. A replay of the webcast will begin Tuesday, June 5 at 1:00 pm EDT and will be available until August 5, 2001.

To participate in the teleconference, please call in ten minutes prior to the conference start time (10:00 am EDT): US Callers: 1-888-694-1321 International Callers: 1-212-993-0240

A replay of the teleconference will be available beginning Tuesday, June 5, 2001 at noon EDT/10:00am PDT through Friday, June 8, 2001. To access the replay, please call 1-800-633-8284 (US) or 1-858-812-6440 (International).

Palatin Technologies, Inc. is a development-stage biopharmaceutical company with pharmaceutical products in development using its enabling peptide platform technology, MIDAS. Additionally, the Company is developing a product for infection imaging based on its proprietary radiolabeled monoclonal antibody. For further information visit the Palatin web site at www.palatin.com.

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on it partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for events not updated after the date on this press release.

CONTACT: Palatin Technologies, Inc.
Carl Spana, Ph.D., President and CEO
609/520-1911
cspana@palatin.com
or
Stephen T. Wills, CPA, MST, Chief Financial Officer
609/520-1911
swills@palatin.com
or
Kureczka/Martin Associates (Media)
Joan Kureczka, 415/821-2413
or Ellen Martin 510/832-2044
Jkureczka@aol.com